UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2018

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Riverside Plaza Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 19, 2018, affiliates of Hyatt Hotels Corporation (collectively, “Hyatt” or the “Company”) entered into a definitive Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Host Hotels & Resorts, L.P. (“Buyer”), pursuant to which Buyer will purchase from the Company the 301-room Andaz Wailea at Maui together with adjacent land located in Maui, Hawaii, the 668-room Grand Hyatt San Francisco, and the 454-room Hyatt Regency Coconut Point for an aggregate purchase price of approximately $1.0 billion in cash, subject to customary closing prorations and adjustments (the “Transaction”).

The Transaction is scheduled to close near the end of March 2018. The closing with respect to the Grand Hyatt San Francisco is conditioned upon the completion of the partition of the hotel property from the adjacent retail property also owned by the Company. If such partition is not completed by the scheduled closing date, the Company may elect to extend the closing of all or some of the hotels until the partition is complete. Buyer has made a $25.0 million earnest money deposit that is non-refundable except in the case of an uncured default by the Company under the Purchase and Sale Agreement. The entire deposit will be credited toward the aggregate purchase price at the final closing. The Purchase and Sale Agreement requires Buyer to forfeit the earnest money deposit if the Purchase and Sale Agreement is terminated due to a default by Buyer.

The Purchase and Sale Agreement provides that the closing is subject to the satisfaction or waiver of limited closing conditions, the failure of which must result in a material adverse effect on the value of, title to, or use or operation of a property before Buyer has a termination right. The sale is not subject to any due diligence contingency, financing condition or the receipt of any third party consents. No assurance can be given that such closing conditions will be fulfilled or that the Company will complete the Transaction on the anticipated schedule or at all.

Concurrent with the closing under the Purchase and Sale Agreement, the parties will execute certain customary ancillary agreements to transfer the property in accordance with the terms of the Purchase and Sale Agreement. Following the closing of the Transaction, the hotels will continue to be Hyatt-branded and all three hotels will be operated by Hyatt under long-term management agreements.

Item 7.01	Regulation FD Disclosure.

In a press release issued on February 22, 2018, the Company announced the entry into the Purchase and Sale Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Hyatt Hotels Corporation, dated February 22, 2018

Forward-Looking Statements

Forward-Looking Statements in this Current Report on Form 8-K, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to the Company’s plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, business trends and expectations with respect to the time schedule to complete the Transaction, and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, the risks discussed in the Company’s filings with the SEC, including our annual report on Form 10-K and subsequent reports, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this Current Report on Form 8-K. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyatt Hotels Corporation

Date:	February 22, 2018	By:	/s/ Margaret C. Egan
			Name:	Margaret C. Egan
			Title:	Executive Vice President, General Counsel and Secretary